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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77D

The investment policies of the following portfolios were amended and restated as described below effective May 1, 2003:

High Yield Trust
All Cap Value Trust
International Small Cap Trust
Strategic Value Trust (formerly, Capital Opportunities Trust)
Global Allocation Trust  (formerly, Tactical Allocation Trust)
Value Trust

HIGH YIELD TRUST

SUBADVISER:  Salomon Brothers Asset Management Inc. ("SaBAM")
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INVESTMENT OBJECTIVE:            To realize an above-average total return over a
                                 market cycle of three to five years, consistent
                                 with reasonable risk.

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 80% of the portfolio's net
                                 assets (plus any borrowings for investment
                                 purposes) in high yield securities, including
                                 corporate bonds, preferred stocks, U.S.
                                 Government Securities, mortgage backed
                                 securities, loan assignments or participations
                                 and convertible securities which have the
                                 following ratings (or, if unrated, are
                                 considered to be of equivalent quality):
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                            B.   CORPORATE BONDS, PREFERRED STOCKS AND
                                 CONVERTIBLE SECURITIES

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
                                  Rating Agency
                                  -------------
                                  Moody's                 Ba through C
                                  Standard & Poor's       BB through D
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   Securities rated less than "Baa" by Moody's or "BBB" by Standard & Poor's are classified as non-investment grade securities and are commonly referred to as
"junk bonds." The Portfolio may also invest in investment grade securities.

   The High Yield Trust may invest in foreign bonds and other fixed income securities denominated in foreign currencies, where, in the opinion of the subadviser, the combination of current yield and currency value offer attractive expected returns. Foreign securities in which the portfolio may invest include emerging market securities. The subadviser may utilize futures, swaps and other derivatives in managing the portfolio.

   The High Yield Trust may invest in fixed-and floating-rate loans, which investments generally will be in the form of loan participations and assignments of such loans.

ALL CAP VALUE TRUST

SUBADVISER:  Lord, Abbett & Co. LLC ("Lord Abbett")

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INVESTMENT OBJECTIVE:            To seek capital appreciation.

INVESTMENT STRATEGIES:           The portfolio invests primarily in equity
                                 securities of U.S. and multinational companies
                                 that Lord Abbett believes are undervalued in
                                 all capitalization ranges. Under normal
                                 circumstances, the portfolio will invest at
                                 least 50% of its net assets in equity
                                 securities of large, seasoned companies with
                                 market capitalizations of at least $5 billion
                                 at the time of purchase. Equity securities may
                                 include common stocks, preferred stock,
                                 convertible securities, warrants, and similar
                                 instruments. These are companies that appear
                                 underpriced according to certain financial
                                 measurements of their intrinsic worth or
                                 business prospects
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                                 (such as price-to-earnings or price to-book
                                 ratios).
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   In selecting investments, Lord Abbett attempts to invest in securities selling at reasonable prices in relation to its assessment of their potential value. While there is the risk that an investment may never reach what Lord
Abbett thinks is its full value, or may go down in value, Lord Abbett's emphasis on large, seasoned company value stocks may limit the portfolio's downside risk.
This is because value stocks are believed to be underpriced, and large, seasoned company stocks tend to be issued by more established companies and less volatile than mid-sized or small company stock. Although small companies may present greater risks than larger companies, they also may present higher potential for attractive long-term returns. Lord Abbett generally sells a stock when it thinks it is no longer a bargain, seems less likely to benefit from the current market and economic environment, shows deteriorating fundamentals, or falls short of
Lord Abbett's expectations.

   The All Cap Value Trust may investment up to 10% of its net assets in foreign equity securities. Lord Abbett does not consider ADRs and securities of companies domiciled outside the U.S. but whose principal trading market is in the U.S. to be "foreign securities." Accordingly, such investments are not subject to the 10% limitation on foreign securities.

INTERNATIONAL SMALL CAP TRUST

SUBADVISER:  Templeton Investment Counsel, LLC ("Templeton")

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INVESTMENT OBJECTIVE:            To seek long-term capital appreciation.

INVESTMENT STRATEGIES:           The Portfolio invests primarily in the common
                                 stock of smaller companies outside the U.S.

   Under normal market conditions, the portfolio will invest at least 80% of its net assets (plus any borrowings for investment purposes) in securities issued by foreign companies which have total stock market capitalizations or annual revenues of $1.5 billion or less ($2 billion or less effective August 1, 2003)
("small company securities").

   The portfolio may invest in small company securities in emerging markets. In some emerging markets, the Portfolio may invest in companies that qualify as smaller companies but that still are among the largest in the market. The
Portfolio may also invest a portion of its assets in the equity securities of larger foreign companies.

   An equity security, or stock, represents a proportionate share of the ownership of a company; its value is based on the success of the company's business, any income paid to stockholders, the value of its assets, and general market conditions. Common stocks, preferred stocks and convertible securities are examples of equity securities. Convertible securities have characteristics of both debt securities (which is generally the form in which they are first issued) and equity securities (which are what they can be converted into).

   The Portfolio may invest more than 25% of its assets in the securities of issuers located in any one country. At least 65% of the portfolio's total assets are normally invested in foreign securities representing a minimum of three countries (other than the United States). When choosing equity investments for this Portfolio, the manager applies a "bottom up", value-oriented, long-term approach, focusing on the market price of a company's securities relative to the manager's evaluation of the company's long-term earnings, asset value and cash flow potential. The manager also considers a company's price/earnings ratio, profit margins and liquidation value.


STRATEGIC VALUE TRUST (FORMERLY, CAPITAL OPPORTUNITIES TRUST)

SUBADVISER:  Massachusetts Financial Services Company ("MFS")

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
INVESTMENT OBJECTIVE:            To seek capital appreciation.

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 65% of its net assets in
                                 common stocks and related securities, such as
                                 preferred stock, convertible securities and
                                 depositary receipts, of companies which MFS
                                 believes are undervalued in the market relative
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                                 to their long term potential.

   The equity securities of the companies invested in by the portfolio may be undervalued because:

   -  They are temporarily out of favor in the market due to:

   -  a decline in the market

   -  Poor economic conditions

   - Developments that have affected or may affect the issuer of the securities or the issuer's industry; or

   -  The market has overlooked them.

   Undervalued equity securities generally have low price-to-book, price-to-sales and.or price-to-earnings ratios. The fund's investments may include securities listed on a securities exchange or traded in the over-the-counter markets.

   The fund also invests in other types of securities, such as fixed income securities, including lower rated securities commonly referred to as junk bonds, and warrants, when relative value make such purchases attractive.

   MFS uses a bottom-up, as opposed to a top-down, investment style in managing the equity-oriented portfolios (such as the Strategic Value Trust) that it advises. This means that securities are selected based upon fundamental analysis
(such as an analysis of earnings, cash flows, competitive position and management abilities) performed by the portfolio manager of the portfolio and MFS' large group of equity research analysts.

   The Strategic Value Trust may invest in foreign securities (including emerging market securities) and may have exposure to foreign currencies. The
Strategic Value Trust may engage in short sales as described under "Additional
Investment Policies -- Short Sales."

   The Strategic Value Trust may engage in active and frequent trading to achieve its principal investment strategies which will increase transaction costs.

Temporary Defensive Investing

   To meet redemption requests or pending investment of its assets or during unusual market conditions, the Strategic Value Trust may place any portion of its assets in:

   - money market instruments (which include commercial paper, certificates of deposit, bankers' acceptances and other obligations of domestic and foreign banks, nonconvertible debt securities and short term obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities), and

   -  cash.

   When the portfolio is in a defensive position or awaiting investment of its assets, the ability to achieve its investment objective will be limited.

Use of Hedging and Other Strategic Transactions

   The Strategic Value Trust is currently authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic
Transactions".


GLOBAL ALLOCATION TRUST (FORMERLY, TACTICAL ALLOCATION TRUST)

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
SUBADVISER:                      UBS Global Asset Management
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INVESTMENT OBJECTIVE:            To seek total return, consisting of long-term
                                 capital appreciation and current income.

INVESTMENT STRATEGIES:           The portfolio invests in equity and fixed
                                 income securities of issuers located within and
                                 outside the U.S. Under normal circumstances,
                                 the portfolio will allocate its assets between
                                 fixed income securities and equity securities.
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   Investments in fixed income securities may include debt securities of governments throughout the world (including the U.S.), their agencies and instrumentalities, debt securities of corporations, mortgage-backed securities and asset-backed securities. Investment in equity securities may include common stock and preferred stock. The portfolio may invest in certain issuers by investing in other open-end investment companies, including investment companies advised by the subadviser, to the extent permitted by applicable law. In addition, the portfolio attempts to generate positive returns through sophisticated currency management techniques. These decisions are integrated with analysis of global market and economic conditions. The portfolio may (but is not required to) use forward currency contracts, options, futures and other derivatives as part of its investment strategy or to help manage portfolio risks.

   The portfolio is a multi-asset portfolio and invests in each of the major asset classes: U.S. fixed income, U.S. equities, international fixed income and international equities, based upon the subadviser's assessment of prevailing market conditions in the U.S. and abroad.

   Within the equity portion of the portfolio, the subadviser selects securities whose fundamental values it believes are greater than their market prices. In this context, the fundamental value of a given security is the subadviser's assessment of what a security is worth. The subadviser bases its estimates of value upon economic, industry and company analysis, as well as upon a company's management team, competitive advantage and core competencies. The subadviser then compares its assessment of a security's value against the prevailing market prices, with the aim of constructing a portfolio of stocks with attractive relative price/value characteristics.

   For each security under analysis, the fundamental value estimate is compared to the company's current market price to ascertain whether a valuation anomaly exists. A stock with a market price below the estimated intrinsic or fundamental value would be considered a candidate for inclusion in the portfolio. The comparison between price and intrinsic or fundamental value allows comparisons across industries and countries.

   In selecting fixed income securities, the subadviser uses an internally developed valuation model that quantifies return expectations for all major bond markets, domestic and foreign. The model employs a qualitative credit review process that assesses the ways in which macroeconomic forces (such as inflation, risk premiums and interest rates) may affect industry trends. Against the output of this model, the subadviser considers the viability of specific debt securities compared to certain qualitative factors, such as management strength, market position, competitive environment and financial flexibility, as well as certain quantitative factors, such as historical operating results, calculation of credit ratios, and expected future outlook. These securities will have an initial maturity of more than one year and will generally be of investment-grade quality and possess a minimum rating of BBB by S&P or Baa by Moody's, or, if unrated, determined to be of comparable quality by the subadviser.

   The subadviser's fixed income strategy combines judgments about the absolute value of the fixed income universe and the relative value of issuer sectors, maturity intervals, duration of securities, quality and coupon segments and specific circumstances facing the issuers of fixed income securities. Duration management involves adjusting the sensitivity to interest rates of the holdings within a country. The subadviser manages duration by choosing a maturity mix that provides opportunity for appreciation while also limiting interest rate risks.

   The portfolio's risk is carefully monitored with consideration given to the risk generated by individual positions, sector, country and currency views.

   The portfolio may invest in cash or cash equivalent instruments, including shares of an affiliated investment company. When market conditions warrant, the portfolio may make substantial temporary defensive investments in cash equivalents, which may affect the portfolio's ability to pursue its investment objective. The subadviser actively manages the portfolio. As such, increased portfolio turnover may result in higher costs for brokerage commissions, transaction costs and taxable gains.
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VALUE TRUST

SUBADVISER:  Van Kampen Investments

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INVESTMENT OBJECTIVE:            To realize an above-average total return over a
                                 market cycle of three to five years, consistent
                                 with reasonable risk.

INVESTMENT STRATEGIES:           The portfolio seeks to attain this objective by
                                 investing primarily in equity securities of
                                 companies with capitalizations similar to the
                                 market capitalization of companies in the
                                 Russell Midcap Value Index.

   Under normal circumstances, the Value Trust invests at least 65% of its total assets in equity securities. These primarily include common stocks, but may also include preferred stocks, convertible securities, rights, warrants, and ADR's. The Value Trust may invest without limit in ADRs and may invest up to 5% of its total assets in foreign equities excluding ADRs.

   Van Kampen's approach is to select equity securities which are believed to be undervalued relative to the stock market in general as measured by the Russell Midcap Value Index. Generally, medium market capitalization companies will consist primarily of those that Van Kampen believes are selling below their intrinsic value and offer the opportunity for growth of capital. The portfolio emphasizes a "value" style of investing focusing on those companies with strong fundamentals, consistent track records, growth prospectus, and attractive valuations. Van Kampen may favor securities of companies that are undervalued industries. Van Kampen may purchase stocks that do not pay dividends. Van Kampen may also invest the portfolio's assets in companies with smaller or larger market capitalizations.

Temporary Defensive Investing

   To meet redemption requests or pending investment of its assets or during unusual market conditions, the Value Trust may place all or a portion of its assets in fixed income securities, and cash and cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.